AMENDMENT
TO
FUND PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of January 8, 2003 by and among Principal Life Insurance Company, an Iowa corporation ("Insurance Company"), J.P. MORGAN SERIES TRUST II, a Delaware business trust (the "Fund); (Fund and Insurance Company collectively, the "Parties") in order to modify that certain Fund Participation Agreement entered into by the Parties as of March 26, 2002 (the "Agreement").

The Parties agree to amend the Agreement as follows:

1.     Exhibit A of the Agreement is hereby amended to include the new Principal Variable Universal Life Accumulator II product.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Acknowledged and agreed by:

J.P. MORGAN SERIES    PRINCIPAL LIFE INSURANCE COMPANY
TRUST II

By: /s/ Judy R. Bartlett    By: /s/David House
Name: Judy R. Bartlett    Name: David House
Title: VP and Asst. Secretary    Title: Asst. Director

EXHIBIT A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Separate Account B	Principal Life Insurance Company Variable Life Separate Account
(1) The Principal® Variable Annuity	(1) PrinFlex Life® Variable Life Insurance
(2) Principal Freedom Variable Annuity
(2) Survivorship Variable Universal Life Insurance
(3) Flexible Variable Life Insurance
(4) Principal Variable Universal Life Accumulator VUL
(5) Executive Variable Universal Life EVUL
(6) Benefit Variable Universal Life BVUL
(7) Principal Variable Universal Life Accumulator II